EXHIBIT 99.1

Curtiss-Wright Reports First Quarter 2014 Financial Results

Net Sales Up 8%, Operating Income Up 55% and Diluted EPS of $0.72 up 62%;
On Track for Significant Operating Margin Expansion and Diluted EPS Growth in 2014;
Raises Full-Year Operating Income, Diluted EPS and Free Cash Flow Guidance

CHARLOTTE, N.C., April 30, 2014 (GLOBE NEWSWIRE) -- Curtiss-Wright Corporation (NYSE:CW) today reports financial results for the first quarter ended March 31, 2014. For discussion purposes the term "organic" excludes the year over year impact of foreign currency translation and the results of our acquisitions and divestitures over the past twelve months where there is no comparable period.

First Quarter 2014 Operating Highlights

  Net sales increased 8% to $641 million from $593 million in 2013;

  Operating income increased 55% to $59 million, compared to $38 million in 2013;

  Operating margin increased 280 basis points to 9.2%, compared to 6.4% in the prior year period; acquisitions were 30 basis points dilutive in the current year quarter;

  Net earnings increased 68% to $35 million, or $0.72 per diluted share, from $21 million, or $0.44 per diluted share, in 2013; and

  New orders totaled $678 million, up 10% from 2013, due to the contribution from acquisitions, as well as higher demand within the naval defense and oil and gas markets. At March 31, 2014, backlog was $1.75 billion and our book-to-bill was slightly above 1.0x.

"We began the year with a strong first quarter performance, as operating income and margin expanded based on execution of the profitability initiatives we outlined at our December 2013 Investor Day. Our results include a 55% improvement in operating income and 280 basis points of operating margin expansion that produced diluted earnings per share of $0.72," said David C. Adams, President and CEO of Curtiss-Wright Corporation.

"Our first quarter results reflect solid 8% sales growth, driven by higher organic demand and contributions from acquisitions, primarily in the commercial markets. Sales to commercial markets increased 11% overall, led by strong performances in commercial aerospace and oil and gas. Sales to defense markets grew 3% overall, primarily led by growth in aerospace and naval defense.

"First quarter 2014 organic operating income grew 48% on a 2% increase in sales, resulting in a 290 basis point improvement in organic operating margin. This performance was principally driven by strong double-digit operating income growth across each of our three segments, most notably in the Commercial/Industrial segment, which had a 60% increase year over year. Higher sales volumes, lower costs associated with our new organizational realignment, benefits of our ongoing operational and productivity improvement initiatives, and our ability to integrate acquisitions and drive synergies of the combined businesses all contributed to the increased operating margins across each of our segments.

"We remain focused on increasing profitability, expanding operating margins and generating strong free cash flow in order to maximize returns for our shareholders. We also re-initiated our share buyback program during the quarter and have been actively repurchasing shares since the end of February."

New Segment Reporting Structure

Effective January 1, 2014, the Company realigned its reportable segments with its end markets and is reporting its financials under the new segment structure as Commercial/Industrial, Defense, and Energy.  Our segments are generally concentrated in a few end markets; however, each may have sales across several end markets, as follows:

  The Commercial/Industrial segment primarily serves the commercial aerospace and general industrial markets and to a lesser extent the defense and oil and gas markets.
  The Defense segment primarily serves the defense markets and to a lesser extent the nuclear power generation market.
  The Energy segment primarily serves the oil and gas and nuclear power generation markets.

First Quarter 2014 Operating Results

Sales

Sales of $641 million in the first quarter of 2014 increased $49 million, or 8%, compared to the prior year period, led by acquisitions and strength in the commercial markets. From a segment perspective, Commercial/Industrial sales increased 21%, Defense sales decreased 4% and Energy sales were up 7% compared to the prior year period.

The following is a breakdown of our first quarter 2014 sales by segment:

($ in millions)	Three Months Ended
	March 31,
	2014	2013	% Change	Organic % Change
Segment Sales:
Commercial/Industrial	$ 266.4	$ 220.3	21%	8%
Defense	201.7	210.4	(4%)	(7%)
Energy	173.2	162.0	7%	7%
Total Curtiss-Wright	$ 641.4	$ 592.7	8%	2%

Note: Full year amounts may not add due to rounding

From a market perspective, first quarter 2014 sales to the commercial markets were up 11% compared to the prior year period, while sales to the defense markets increased 3%. Refer to the table on page 11 for a full breakdown of sales by end market.

Operating Income

Operating income in the first quarter of 2014 was $59 million, an increase of 55% compared to the prior year period, driven by solid organic increases across all three segments and the contribution from acquisitions. Additionally, our results reflect lower costs resulting from our organizational realignment, ongoing operational and productivity improvement initiatives, and contributions from our 2012 acquisitions which have moved beyond first year transaction and integration costs. Acquisitions contributed approximately $1 million to operating income in the current year quarter, while foreign currency translation improved results by nearly $2 million, primarily in our Defense segment.

Reported operating margin was 9.2%, an increase of 280 basis points over the prior year period, and included 30 basis points in margin dilution from the acquisitions.

Non-segment costs of $8 million were lower by approximately $3 million as compared with the prior year period, mainly due to lower pension and post retirement costs in the current year period, and the impact of foreign currency transactional losses in the prior year period that did not recur in the current year.

The following is a breakdown of our first quarter 2014 profitability by segment:

($ in millions)	Three Months Ended
	March 31,
	2014	2013	% Change	Organic % Change
Segment Operating income:
Commercial/Industrial	$ 33.0	$ 20.7	60%	58%
Defense	21.2	16.9	25%	12%
Energy	12.6	10.8	16%	13%
Total segments	$ 66.7	$ 48.3	38%	32%
Corporate and Other	(7.6)	(10.3)	26%	26%
Total Curtiss-Wright	$ 59.1	$ 38.0	55%	48%

Segment Operating margins:
Commercial/Industrial	12.4%	9.4%
Defense	10.5%	8.0%
Energy	7.2%	6.7%
Segment margins	10.4%	8.2%	220 bps

Total Curtiss-Wright	9.2%	6.4%	280 bps

Note: Full year amounts may not add due to rounding

Net Earnings

First quarter net earnings increased 68% from the comparable prior year period, reflecting solid growth in operating income. Interest expense of approximately $9 million was essentially flat compared to the prior year period, as higher average debt levels were largely offset by lower average interest rates. Our effective tax rate for the current quarter was 29.8% and was flat compared to the prior year period.

Free Cash Flow

Free cash flow was ($33 million) for the first quarter of 2014, compared to ($16 million) in the prior year period, or a decrease of $17 million. Net cash used for operating activities increased by $14 million from the prior year period, primarily due to timing of collections and advanced payments, partially offset by higher net earnings.  Capital expenditures increased $3 million to $18 million, as compared to the prior year period, largely to support future growth with a new facility in our sensors business supporting the commercial aerospace market.

Other Items

On February 11, the Company's Board of Directors declared a dividend of $0.13 per share of common stock, a 30% increase over the prior quarterly dividend of $0.10 per share.

Following the re-initiation of the previously authorized share repurchase program in February 2014, the Company repurchased approximately 77,600 shares of its common stock during the first quarter at an average price of $64.61 for approximately $5.0 million.

First Quarter 2014 Segment Performance

Commercial/Industrial – Sales for the first quarter of 2014 were approximately $266 million, an increase of $46 million, or 21%, over the comparable prior year period, aided by the contribution from acquisitions and solid organic sales growth of 8%.  Acquisitions contributed approximately $26 million to sales in the current year quarter, primarily due to the acquisitions of Arens Controls serving the general industrial market and Phönix serving the oil and gas and power generation markets. Within the commercial aerospace market, we experienced a healthy 14% increase in sales, as our business continues to benefit from the ramp up in OEM production rates, particularly on the Boeing 787 program, as well as solid overall demand for sensors and controls products. This growth was also aided by higher coatings sales from our recent CCRS acquisition. Within the oil and gas market, we experienced solid international demand for our industrial valve products.

Operating income in the first quarter of 2014 was $33 million, an increase of $12 million, or 60%, from the comparable prior year period, while operating margin increased 300 basis points to 12.4%. Acquisitions contributed approximately $1 million to operating income in the current year quarter, but were 100 basis points dilutive to operating margin. The largest driver of the acquisition margin dilution was initial purchase accounting and transaction costs. Excluding acquisitions, the strong organic growth in operating income and operating margin was driven by higher sales volumes related to surface technology services and industrial valve products, improved profitability resulting from our ongoing operational and productivity improvement initiatives, and contributions from our 2012 acquisitions which have moved beyond their first year purchase accounting and integration costs.

Defense – Sales for the first quarter of 2014 were $202 million, a decrease of $9 million, or 4%, over the comparable prior year period, as the contribution from acquisitions was more than offset by lower sales to the power generation market.   Within the defense markets, the Parvus acquisition contributed approximately $5 million to sales in the current year quarter, primarily serving the aerospace defense market. We also experienced growth in several military helicopter programs, including the Black Hawk and Chinook platforms, partially offset by lower revenues on the Global Hawk UAV program and lower year-over-year revenues across several ground defense platforms. Higher naval defense sales were driven by increased year-over-year production of pumps and generators on the Virginia-class submarine program and higher sales on the DDG-51 Destroyer program. Meanwhile, within the power generation market, we experienced lower year-over-year production revenues on the domestic and China AP1000 programs, while general industrial market sales were primarily driven by lower orders in our global commercial HVAC business due to the previously announced customer cancellation.

Operating income in the first quarter of 2014 was $21 million, an increase of $4 million, or 25%, compared to the prior year period, while operating margin grew 250 basis points to 10.5%. Acquisitions contributed $1 million of operating income to the current year quarter, while favorable foreign currency translation added approximately $2 million to current quarter results. Excluding acquisitions and foreign currency translation, the organic growth in operating income and operating margin was driven by the benefits of our organizational realignment initiatives, ongoing cost reduction and operational improvement initiatives, and higher margins realized on licensing certain non-strategic products. This growth was partially offset by higher cost estimates as a result of continued strategic investments on our AP1000 contract in China in the power generation market.

Energy – Sales for the first quarter of 2014 were approximately $173 million, an increase of approximately $11 million, or 7%, compared to the prior year period. Sales to the oil and gas market rose steadily based on the contribution of upstream market sales, as well as improved international coker equipment sales. Within the power generation market, we experienced decreased global aftermarket demand supporting existing nuclear reactors, based primarily on fewer plant outages domestically, as weather related impacts are expected to shift scheduled projects into the second quarter and beyond.

Operating income in the first quarter of 2014 was $13 million, a 16% increase from the comparable prior year period, while operating margin increased 50 basis points to 7.2%. This improvement in operating income and operating margin was primarily driven by higher sales volumes in the oil and gas market resulting in favorable absorption of fixed overhead costs, the benefit of organizational realignment activities and continued improvements in operational efficiency across our operations.  These gains were somewhat offset by lower sales volumes in the power generation market based on the aforementioned shift in projects out of the first quarter.

Full Year 2014 Guidance

The Company is updating its previously issued full-year 2014 financial guidance as follows:

• Total Sales	$2.65 -- $2.70 billion (no change)
• Operating Income	$274 -- $285 million (previously $267 -- $278 million)
• Operating Margin	10.3% - 10.5% (previously 10.1% - 10.3%)
• Interest Expense	$39 -- $40 million (no change)
• Effective Tax Rate	30.0% - 31.0% (no change)
• Diluted Earnings Per Share	$3.35 -- $3.45 (previously $3.30 -- $3.40)
• Diluted Shares Outstanding	49.1 million (previously 48.4 million)
• Free Cash Flow	$170 -- $190 million (previously $160 -- $180 million)

All other full-year 2014 expectations remain unchanged from our previously released guidance.

Notes: A more detailed breakdown of our 2014 guidance by segment and by market can be found on the attached accompanying schedules. Free cash flow is defined as cash flow from operations less capital expenditures.

Mr. Adams concluded, "We are pleased with the solid start to 2014, which reflected double-digit gains in operating income and earnings per share, and expect that the positive momentum exhibited by most of our end markets, coupled with our actions to improve profitability, should provide strong organic growth for Curtiss-Wright in 2014.

"Within our end markets, our sales guidance remains unchanged. We expect solid sales growth of 7% to 11% in our commercial markets, led by our general industrial and oil and gas markets. In our defense markets, we remain cautiously optimistic based on our stable position as a key supplier on critical defense platforms, and continue to expect our sales growth in defense to outpace the DoD budget. As a result, we expect sales growth of 1% to 5% in our defense markets in 2014.

"We are raising our full-year 2014 guidance for operating income due to anticipated lower pension and post-retirement costs. As a result, we now expect total Curtiss-Wright margin expansion of approximately 110 basis points from 2013, with the resultant change in operating income leading to a new operating margin range of 10.3% to 10.5%, up 20 basis points from our prior guidance.  We are also forecasting a higher share count, the result of above-average stock option dilution during the first quarter of 2014. Based on these actions, diluted earnings per share guidance increased to a new range of $3.35 to $3.45, compared to the previous range of $3.30 to $3.40. Any further dilution in the 2014 share count is expected to be offset by our ongoing share repurchase program. In addition, we are also increasing our free cash flow guidance to a range of $170 to $190 million to reflect additional working capital improvements that are expected to be realized in the second half of 2014.

"Overall, we are focused on improving profitability, expanding operating margins, and driving improvements in working capital as we progress through 2014.  Furthermore, we remain committed to a balanced capital deployment strategy and remain focused on increasing shareholder value through the distribution of dividends and share repurchases, while strategically investing in bolt-on acquisitions."

Conference Call Information

The Company will host a conference call to discuss the first quarter 2014 results and guidance at 10:00 a.m. EDT on Thursday, May 1, 2014. A live webcast of the call and the accompanying financial presentation will be made available on the internet by visiting the Investor Relations section of the Company's website at www.curtisswright.com.

(Tables to Follow)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended
	March 31,		Change
	2014	2013	$	%

Product sales	$ 526,354	$ 486,584	$ 39,770	8%
Service sales	115,058	106,103	8,955	8%
Total net sales	641,412	592,687	48,725	8%

Cost of product sales	363,654	339,626	24,028	7%
Cost of service sales	75,606	69,354	6,252	9%
Total cost of sales	439,260	408,980	30,280	7%

Gross profit	202,152	183,707	18,445	10%

Research and development expenses	18,349	17,608	741	4%
Selling expenses	39,638	36,796	2,842	8%
General and administrative expenses	85,064	91,277	(6,213)	(7%)

Operating income	59,101	38,026	21,075	55%

Interest expense	(9,054)	(8,659)	(395)	(5%)
Other income, net	65	474	(409)	NM

Earnings before income taxes	50,112	29,841	20,271	68%
Provision for income taxes	14,948	8,898	6,050	68%
Net earnings	$ 35,164	$ 20,943	$ 14,221	68%

Basic earnings per share	$ 0.73	$ 0.45
Diluted earnings per share	$ 0.72	$ 0.44

Dividends per share	$ 0.13	$ 0.09

Weighted average shares outstanding:
Basic	47,982	46,615
Diluted	49,130	47,483

NM-not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except par value)

	March 31,	December 31,	Change
	2014	2013	%
Assets
Current assets:
Cash and cash equivalents	$ 127,967	$ 175,294	(27%)
Receivables, net	618,418	603,592	2%
Inventories, net	467,708	452,087	3%
Deferred tax assets, net	49,841	47,650	5%
Other current assets	56,872	58,660	(3%)
Total current assets	1,320,806	1,337,283	(1%)
Property, plant, and equipment, net	515,811	515,718	0%
Goodwill	1,125,605	1,110,429	1%
Other intangible assets, net	470,967	471,379	(0%)
Other assets	25,446	23,465	8%
Total assets	$ 3,458,635	$ 3,458,274	0%

Liabilities
Current liabilities:
Current portion of long-term and short term debt	$ 705	$ 1,334	(47%)
Accounts payable	173,708	186,941	(7%)
Accrued expenses	125,020	142,935	(13%)
Income taxes payable	2,832	789	259%
Deferred revenue	155,430	164,343	(5%)
Other current liabilities	41,930	38,251	10%
Total current liabilities	499,625	534,593	(7%)
Long-term debt	971,330	958,604	1%
Deferred tax liabilities, net	128,227	123,644	4%
Accrued pension and other postretirement benefit costs	134,288	138,904	(3%)
Long-term portion of environmental reserves	14,874	15,498	(4%)
Other liabilities	113,947	134,326	(15%)
Total liabilities	1,862,291	1,905,569	(2%)

Stockholders' equity
Common stock, $1 par value	49,190	49,190	0%
Additional paid in capital	155,017	150,618	3%
Retained earnings	1,409,859	1,380,981	2%
Accumulated other comprehensive income	16,128	25,259	(36%)
Less: cost of treasury stock	(33,850)	(53,343)	(37%)
Total stockholders' equity	1,596,344	1,552,705	3%

Total liabilities and stockholders' equity	$ 3,458,635	$ 3,458,274	0%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
(In thousands)

	Three Months Ended
	March 31,
			Change
	2014	2013	%
Sales:
Commercial/Industrial	$ 266,428	$ 220,286	21%
Defense	201,738	210,396	(4%)
Energy	173,246	162,005	7%

Total sales	$ 641,412	$ 592,687	8%

Operating income:
Commercial/Industrial	$ 32,960	$ 20,651	60%
Defense	21,174	16,877	25%
Energy	12,552	10,796	16%

Total segments	$ 66,686	$ 48,324	38%
Corporate and other	(7,585)	(10,298)	26%

Total operating income	$ 59,101	$ 38,026	55%

Operating margins:
Commercial/Industrial	12.4%	9.4%
Defense	10.5%	8.0%
Energy	7.2%	6.7%
Total Curtiss-Wright	9.2%	6.4%

Segment margins	10.4%	8.2%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SALES BY END MARKET (UNAUDITED)
(In thousands)

	Three Months Ended
	March 31,
			Change
	2014	2013	%
Defense markets:
Aerospace	$ 73,562	$ 62,309	18%
Ground	16,501	25,003	(34%)
Naval	88,801	83,506	6%
Other	1,267	4,911	(74%)
Total Defense	$ 180,131	$ 175,729	3%

Commercial markets:
Commercial Aerospace	$ 110,222	$ 94,724	16%
Oil and Gas	129,610	101,220	28%
Power Generation	108,470	116,817	(7%)
General Industrial	112,979	104,197	8%
Total Commercial	$ 461,281	$ 416,958	11%

Total Curtiss-Wright	$ 641,412	$ 592,687	8%

Note: Full year amounts may not add due to rounding

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended
	March 31,
	2014	2013

Net cash used for operating activities	$ (14,593)	$ (1,080)
Capital expenditures	(18,365)	(15,010)
Free cash flow (1)	$ (32,958)	$ (16,090)

Cash conversion (1)	(94%)	(77%)

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes they are measurements of cash flow available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

	CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
	NON-GAAP FINANCIAL DATA (UNAUDITED)
	($ in millions)
	Three Months Ended March 31,
	Commercial/Industrial			Defense			Energy			Corporate & Other			Total Curtiss - Wright
	2014	2013	Chg	2014	2013	Chg	2014	2013	Chg	2014	2013	Chg	2014	2013	Chg
Sales
Organic	$ 238.0	$ 220.3	8%	$ 195.9	$ 210.4	(7%)	$ 172.6	$ 162.0	7%	$ --	$ --		$ 606.5	$ 592.7	2%
Incremental (1)	25.7	--		5.4	--		0.5	--		--	--		31.7	--
Foreign Currency Fav (Unfav) (2)	2.7	--		0.4	--		0.1	--		--	--		3.3	--
Total	$ 266.4	$ 220.3	21%	$ 201.7	$ 210.4	(4%)	$ 173.2	$ 162.0	7%	$ --	$ --		$ 641.4	$ 592.7	8%

Operating Income
Organic	$ 32.6	$ 20.7	58%	$ 19.0	$ 16.9	12%	$ 12.2	$ 10.8	13%	$ (7.6)	$ (10.3)	26%	$ 56.2	$ 38.0	48%
OI Margin %	13.7%	9.4%	430bps	9.7%	8.0%	170bps	7.1%	6.7%	40bps				9.3%	6.4%	290bps
Incremental (1)	0.7	--		0.6	--		(0.1)	--		--	--		1.2	--
Foreign Currency Fav (Unfav) (2)	(0.3)	--		1.6	--		0.4	--		--	--		1.7	--
Total	$ 33.0	$ 20.7	60%	$ 21.2	$ 16.9	25%	$ 12.6	$ 10.8	16%	$ (7.6)	$ (10.3)	26%	$ 59.1	$ 38.0	55%
OI Margin %	12.4%	9.4%	300bps	10.5%	8.0%	250bps	7.2%	6.7%	50bps				9.2%	6.4%	280bps

(1) The term incremental is used to highlight the impact acquisitions had on the current year results, for which there was no comparable prior year data. Therefore, the results of operations for acquisitions are incremental for the first twelve months from the date of acquisition and are removed from our organic results. Additionally, the results of operations for divested businesses are removed from the comparable prior year period for purposes of calculating organic results. The remaining businesses are referred to as organic.

(2) Organic results exclude the effects of current period foreign currency translation.

Note: Amounts may not add due to rounding

CURTISS-WRIGHT CORPORATION
2014 Earnings Guidance - As of April 30, 2014
($'s in millions, except per share data)

	2013	2014 Guidance
	Actual	Low	High
Sales:
Commercial/Industrial	$ 960	$ 1,040	$ 1,060
Defense	891	890	910
Energy	660	720	730
Total sales	$ 2,511	$ 2,650	$ 2,700

Operating income:
Commercial/Industrial	$ 111	$ 138	$ 142
Defense	119	118	122
Energy	46	52	54
Total segments	276	308	318
Corporate and other	(42)	(33)	(34)
Total operating income	$ 234	$ 274	$ 285

Interest expense	$ (37)	$ (39)	$ (40)
Earnings before income taxes	198	235	245
Provision for income taxes	(60)	(71)	(76)
Net earnings	$ 138	$ 165	$ 169

Reported diluted earnings per share	$ 2.88	$ 3.35	$ 3.45
Diluted shares outstanding	47.9	49.1	49.1
Effective tax rate	30.3%	30.0%	31.0%

Operating margins:
Commercial/Industrial	11.5%	13.3%	13.4%
Defense	13.4%	13.3%	13.4%
Energy	7.0%	7.2%	7.4%
Total operating margin	9.3%	10.3%	10.5%

Note: Full year amounts may not add due to rounding

CURTISS-WRIGHT CORPORATION
2014 Sales Guidance by End Market- As of April 30, 2014

	2014 Guidance % Change
	Low	High

Defense Markets
Aerospace	8%	12%
Ground	(7%)	(11%)
Navy	(2%)	2%
Total Defense (Including Other Defense)	1%	5%

Commercial Markets
Commercial Aerospace	6%	10%
Oil and Gas	11%	15%
Power Generation	2%	6%
General Industrial	8%	12%
Total Commercial	7%	11%

Total Curtiss-Wright Sales	6%	8%

Note: Full year amounts may not add due to rounding

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE:CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 10,000 people worldwide. For more information, visit www.curtisswright.com.

Certain statements made in this release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of our acquisitions, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT: Jim Ryan
         (973) 541-3766
         Jim.Ryan@curtisswright.com